EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                        -------------------------------------------------
                                           Three Months Ended        Six Months Ended
                                               December 31,             December 31,
                                        -------------------------------------------------
                                           1997         1996         1997         1996
                                        -------------------------------------------------
BASIC:

Average shares outstanding               7,820,635    7,126,444    7,802,330    6,674,737
                                        ==========   ==========   ==========   ==========
Net income                              $1,405,000   $2,476,000   $2,043,000   $2,963,000
                                        ==========   ==========   ==========   ==========
Per share amount                        $      .18   $      .35   $      .26   $      .44
                                        ==========   ==========   ==========   ==========

DILUTED:

Average shares outstanding               7,820,635    7,126,444    7,802,330    6,674,737

         Net effect of dilutive stock
         options and warrants              311,671      199,647      284,045      234,594
                                        ----------   ----------   ----------   ----------
                  TOTAL                  8,132,306    7,326,091    8,086,375    6,909,331
                                        ==========   ==========   ==========   ==========
Net income                              $1,405,000   $2,476,000   $2,043,000   $2,963,000
                                        ==========   ==========   ==========   ==========
Per share amount                        $      .17   $      .34   $      .25   $      .43
                                        ==========   ==========   ==========   ==========



                                       21